Exhibit 99.1
Newmark Group, Inc. Reports Fourth Quarter and Full Year 2019 Financial Results
Record Annual Revenues and Transaction Volumes
Declares Quarterly Dividend of Ten Cents
Conference Call to Discuss Results Scheduled for 10:00 AM ET Today

NEW YORK, NY - February 13, 2020 - Newmark Group, Inc. (NASDAQ: NMRK) ("Newmark" or "the Company"), a leading full-service commercial real estate business, today reported its financial results for the quarter and year ended December 31, 2019.

Select Results Compared to the Year-Earlier Period1

Highlights of Consolidated Results (USD millions)	4Q19	4Q18	Change	FY 2019	FY 2018	Change
Revenues	$632.4	$631.7	0.1%	$2,218.1	$2,047.6	8.3%
GAAP income (loss) before income taxes and noncontrolling interests	(16.5)	76.4	(121.5)%	214.1	282.4	(24.2)%
GAAP net income (loss) for fully diluted shares	(14.2)	25.1	(156.6)%	108.2	105.6	2.5%
Adjusted Earnings before noncontrolling interests and taxes	161.5	148.6	8.6%	511.9	459.0	11.5%
Post-tax Adjusted Earnings to fully diluted shareholders	138.6	121.4	14.2%	434.9	389.2	11.7%
Adjusted EBITDA	171.9	162.2	6.0%	565.8	524.4	7.9%

Per Share Results	4Q19	4Q18	Change	FY 2019	FY 2018	Change
GAAP net income (loss) per fully diluted share	$(0.08)	$0.09	(188.9)%	$0.58	$0.64	(9.4)%
Post-tax Adjusted Earnings per share	0.52	0.45	15.6%	1.62	1.50	8.0%
Management Comments2
Barry M. Gosin, Chief Executive Officer of Newmark, said: "We generated record revenues of over $2.2 billion in 2019. Our top-line increased across each of our major business lines, led by capital markets. Our investment sales and debt volumes grew by 25% to a record $81 billion in 2019."

Mr. Gosin added: "As one of the top four full service commercial real estate firms in the Americas, Newmark has become the firm of choice for many of the industry's most talented professionals. Over the past two years, we hired over 100 top producers to the platform with average annual production in excess of $2 million per annum. We expect these new hires to drive strong revenue and earnings growth over the next few years."

1 U.S. Generally Accepted Accounting Principles is referred to as “GAAP”. “GAAP income (loss) before income taxes and noncontrolling interests” and “Adjusted Earnings before noncontrolling interests and taxes” may be used interchangeably with “GAAP pre-tax earnings” and “pre-tax Adjusted Earnings”, respectively. See the sections of this document including “Outlook for 2020”, “Non-GAAP Financial Measures”, “Adjusted Earnings Defined”, “Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and Taxes and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”, “Fully diluted weighted-average share count for GAAP and Adjusted Earnings”, “Adjusted EBITDA Defined”, and “Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA”, including any footnotes to these sections, for the complete and updated definitions of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and non-GAAP for the periods discussed herein.
2 Americas ranking is based on GAAP revenues for the Americas segments for year-to-date period ended September 30, 2019 reported by Newmark and its full-service peers.

Discussion of Financial Results
The underlying value of the shares of Nasdaq expected to be received by the Company increased by approximately $56 million in the fourth quarter of 2019. This increase in value of Nasdaq shares is expected to be reflected in Newmark's earnings over time. Because the value of the Nasdaq Forwards3 move inversely with the price of Nasdaq shares, Newmark's GAAP pre-tax earnings were reduced in the fourth quarter of 2019 as compared to the year ago quarter by approximately $19 million. GAAP pre-tax earnings in the fourth quarter of 2019 were also reduced by $26 million due to a non-cash change in the value of non-marketable real estate services investments. The Company recognized $10 million of restructuring charges in the fourth quarter and full year 2019 related to its previously announced $15 million cost reduction plan, which has now been achieved. Newmark expects to eliminate an additional $5 million of annualized expenses by the end of 2020. Certain non-cash equity-based compensation charges increased in the fourth quarter and full year 2019 by $64 million and $35 million, respectively, due in part to the 75% increase in the value of Newmark shares in 2019.

The underlying value of the shares of Nasdaq expected to be received by the Company from 2020 through 2027 increased by approximately $178 million in 2019, net of the impact of the Nasdaq Forwards, which protect the Company against downside risk for the remaining tranches expected to be received in 2020 through 2022. The increase in value is expected to be reflected in Newmark's earnings over time. Newmark's GAAP pre-tax earnings were negatively impacted for full year 2019 by approximately $44 million primarily due to non-cash mark-to-market changes in the value of the aforementioned Nasdaq Forwards.

Dividend Information
On February 12, 2020, Newmark's Board of Directors declared a quarterly qualified cash dividend of $0.10 per share payable on March 23, 2020 to Class A and Class B common stockholders of record as of March 5, 2020. The ex-dividend date will be March 4, 20204.

Online Availability of Investor Presentation and Additional Financial Tables
An investor presentation as well as Excel versions of the tables at the end of this document are available for download at http://ir.ngkf.com. The Excel tables and presentation contain the results discussed in this document, non-GAAP results for 2019 and 2018, as well as other useful information that may not be contained herein.

3 For additional information about Newmark’s expected receipt of Nasdaq shares and related monetization transactions, which are a component of other income, see the sections of the Company’s most recent SEC filings on Form 10-Q or Form 10-K titled “Nasdaq Monetization Transactions” and “Exchangeable Preferred Partnership Units and Forward Contract”, as well as any updates regarding these topics in subsequent SEC filings. The $19 million negative year-over-year variance in the fourth quarter of 2019 consists of $27 million related to the GAAP mark-to-market on the Nasdaq Forwards, partially offset by $7 million of realized and unrealized gains and losses on shares of Nasdaq held by Newmark. The $44 million negative year-over-year variance in the full year 2019 consists of $70 million related to the GAAP mark-to-market on the Nasdaq Forwards, partially offset by $26 million of realized and unrealized gains and losses on shares of Nasdaq held by Newmark. Adjusted Earnings for 2019 includes $99 million related to the Nasdaq Earn-out, primarily consisting of the cash received from the Nasdaq monetization plus the value of Nasdaq shares above the strike prices on the variable forwards.
4 This dividend is consistent with the Company’s previously stated intention of paying out up to 25% of its expected full year Adjusted Earnings per share to common stockholders.

Revenue Detail5

Consolidated Revenues (USD millions)	4Q19	4Q18	Change	FY 2019	FY 2018	Change
Leasing and other commissions	$251.7	$276.0	(8.8)%	$854.8	$817.4	4.6%
Capital markets	165.0	150.4	9.7%	541.3	468.9	15.4%
Gains from mortgage banking activities/origination, net	49.3	49.5	(0.4)%	198.1	182.3	8.7%
Management services, servicing fees, and other	166.3	155.8	6.8%	624.0	579.0	7.8%
Total revenues	632.4	631.7	0.1%	2,218.1	2,047.6	8.3%
Revenue growth in the fourth quarter of 2019 was driven by capital markets and management services. Newmark's results were impacted by the timing of certain large leasing transactions, which had been expected to close in the fourth quarter but have subsequently closed in the first quarter of 2020. The Company's quarterly volumes across capital markets and originations were up by 13% to $26 billion compared with the fourth quarter of 2018. For the full year 2019, all major business lines were up as compared with 2018. Newmark continued to gain market share in 2019, as evidenced by its volume growth of 20% in investment sales, 48% in mortgage brokerage, and 16% in GSE originations6. More than 85% of overall revenue improvement for Newmark in 2019 was organic.

Consolidated Expenses7

Consolidated Expenses (USD millions)	4Q19	4Q18	Change	FY 2019	FY 2018	Change
Compensation and employee benefits under GAAP	$354.9	$342.9	3.5%	$1,276.0	$1,162.0	9.8%
Equity-based compensation and allocations of net income to limited partnership units and FPUs	149.0	99.1	50.3%	258.8	224.6	15.2%
Non-compensation expenses under GAAP	122.5	126.8	(3.4)%	518.0	455.7	13.7%
Total expenses under GAAP	626.4	568.8	10.1%	2,052.9	1,842.3	11.4%
Compensation and employee benefits for Adjusted Earnings	350.2	342.9	2.1%	1,271.3	1,162.0	9.4%
Non-compensation expenses for Adjusted Earnings	120.9	130.1	(7.1)%	509.9	473.9	7.6%
Total expenses for Adjusted Earnings	471.0	473.0	(0.4)%	1,781.2	1,635.9	8.9%

Compensation and employee benefits expense under GAAP and for Adjusted Earnings increased in the fourth quarter largely due to the Company's continued hiring of leading industry professionals. Equity-based compensation charges primarily reflect equity issuance in prior years and Newmark's 75% stock appreciation in 2019. Non-compensation expenses for GAAP and Adjusted Earnings decreased in the fourth quarter of 2019. For the full year, non-compensation expenses for GAAP increased largely due to the impact of higher non-cash MSR amortization, primarily resulting from interest rate reductions during the year.

GAAP results for the fourth quarter of 2019 include $4.7 million of compensation expense and $5.0 million of non-compensation expenses related to the Company's previously announced restructuring plan.
5 Investment sales, mortgage brokerage, and agency lending revenues represents two separate line items: (1) Capital markets (which consists of investment sales and non-originated mortgage brokerage); and (2) Gains from mortgage banking activities/origination, net (which the Company may also refer to as “agency lending”).
6 According to preliminary estimates from RCA, U.S. investment sales volumes declined by 2% and 7%, respectively, in the fourth quarter and full year 2019 compared with a year earlier. Overall commercial and multifamily mortgage originations increased by 7% and 13%, respectively, in the fourth quarter and full year 2019 based on the Mortgage Bankers Association (MBA) Originations Index. Based on the same MBA index, Fannie Mae and Freddie Mac combined origination volumes declined by 30% and 1%, respectively, in the fourth quarter and full year 2019 compared with a year earlier. GSE originations exclude FHA loans. The Company calculates GSE and FHA origination volumes based on when loans are rate locked, which is consistent with how revenues are recorded for “Gains from mortgage banking activities/origination, net”. The industry multifamily volumes as reported by the GSEs are based on when loans are sold and/or securitized, and typically lag those reported by Newmark or MBA estimates by 30 to 45 days.
7 Please see “Adjusted Earnings Defined” and “Reconciliation of GAAP Net Income Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and Taxes and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS” for more information on charges with respect to equity-based compensation and allocations of net income to limited partnership units and FPUs, as well as more information how non-cash GAAP gains attributable to originated mortgage servicing rights (“OMSRs”) and GAAP amortization of mortgage servicing rights (“MSRs”) impact non-GAAP results.

These GAAP charges have been excluded from Adjusted Earnings and Adjusted EBITDA and the definitions of such were revised accordingly. There were no corresponding restructuring charges in any prior periods discussed herein.

Other Income

Other Income (USD millions)	4Q19	4Q18	Change	FY 2019	FY 2018	Change
Nasdaq-related items	$(7.1)	$12.3	(157.7)%	$62.8	$106.5	(41.0)%
Mark-to-market (losses) gains on non-marketable investments, net	(8.3)	17.9	(146.4)%	12.2	17.9	(31.8)%
Other items, net	1.1	(2.0)	(155.0)%	6.0	2.9	106.9%
Other (loss) income, net under GAAP	$(14.3)	$28.2	(150.7)%	$81.0	$127.3	(36.4)%
Exclude:
Nasdaq-related items, non-cash	14.0	(12.7)	(210.2)%	36.3	(19.0)	(291.1)%
Mark-to-market gains on non-marketable investments, net	8.3	(17.9)	(146.4)%	(12.2)	(17.9)	(31.8)%
Other items, net	0.3	6.7	(95.5)%	2.2	8.1	(72.8)%
Other income (loss), net for Adjusted Earnings	$8.3	$(2.3)	(460.9)%	$107.0	$90.6	18.1%

Newmark's other income under GAAP in the fourth quarter of 2019 and 2018 includes non-cash mark-to-market changes of the Nasdaq Forwards, which hedge against potential downside risk from a decline in the share price of Nasdaq's common stock, while allowing the Company to retain all the potential upside from any related share price appreciation related to the annual Nasdaq Earn-out. The value of the Nasdaq Forwards moves inversely with the price of Nasdaq common stock. Newmark's other income under GAAP also includes mark-to-market gains/(losses) on non-marketable real estate services investments. These non-cash items are excluded for Newmark's calculations of Adjusted Earnings and Adjusted EBITDA.

Taxes and Noncontrolling Interest

Taxes (USD millions)	4Q19	4Q18	Change	FY 2019	FY 2018	Change
GAAP provision (benefit) for income taxes	$(0.1)	$36.9	(100.4)%	$52.4	$90.5	(42.1)%
Provision for income taxes for Adjusted Earnings	22.4	26.9	(16.8)%	75.8	68.1	11.2%
Net income (loss) attributable to noncontrolling interests for GAAP	(5.4)	21.8	(124.6)%	44.4	85.2	(47.9)%
Net income attributable to noncontrolling interests for Adjusted Earnings	0.4	0.3	45.9%	1.2	1.7	(32.2)%

Net income attributable to noncontrolling interests for GAAP declined significantly in the fourth quarter and full year 2019 as compared to the prior year periods due largely to the Spin-off of Newmark from BGC Partners in 2018.

Consolidated Share Count

Consolidated Share Count (shares in millions)	4Q19	4Q18	Change	FY19	FY18	Change
Fully diluted weighted-average share count under GAAP	176.7	267.6	(34.0)%	185.0	163.8	12.9%
Fully diluted weighted-average share count for Adjusted Earnings	264.5	267.6	(1.2)%	268.9	259.0	3.8%
Fully diluted period-end (spot) share count under GAAP and Adjusted Earnings	260.8	268.0	(2.7)%	260.8	268.0	(2.7)%

During the fourth quarter of 2019, Newmark repurchased 0.6 million shares of Class A common stock for $8.1 million at an average price of $12.97 per share. Newmark repurchased 4.5 million shares of Class A common stock for $42.1 million at an average price of $9.32 per share in 2019.

Newmark's fully diluted weighted-average share count for Adjusted Earnings in the fourth quarter of 2019 was 1% lower year-on-year. The fully diluted weighted-average share count under GAAP may differ from the fully diluted weighted-average share count for Adjusted Earnings in order to avoid anti-dilution in certain periods. This also impacts GAAP net income for fully diluted shares.

Select Balance Sheet Data8

Select Balance Sheet Data (USD millions)	December 31, 2019	December 31, 2018
Cash and cash equivalents	$163.6	$122.5
Liquidity	163.6	171.4
Long-term debt	589.3	537.9
Total equity	962.1	1,083.0

Newmark's total liquidity was $163.6 million as of December 31, 2019, as compared with $171.4 million at year-end 2018. These changes largely reflect Newmark's cash flows generated from operations, offset by continued hiring of industry professionals, acquisitions, share buybacks, and ordinary movement in working capital.

The Company's net debt to full year Adjusted EBITDA was 0.8 times as of December 31, 20199. Given Newmark's liquidity, anticipated Adjusted EBITDA, and the Company's low leverage levels, Newmark believes it remains well-positioned to invest for growth.

Outlook for 2020

Metric	2018 Actual	2019 Actual	2020 Outlook
Revenues	$2,047.6 MM	$2,218.1 MM	$2,400MM to $2,500MM
Adjusted EBITDA	$524.4 MM	$565.8 MM	$590MM to $615MM
Adjusted Earnings Tax Rate	14.8%	14.8%	14% to 16%
Weighted Average Share Count for Adjusted Earnings	259.0 MM	268.9 MM	Relatively Unchanged
Post-tax Adjusted Earnings Per Share	$1.50	$1.62	$1.70 to $1.76

The outlook for 2020 excludes the potential impact of any material acquisitions or meaningful changes to the Company's or Nasdaq's stock price.

Conference Call and Investor Presentation
Newmark will host a conference call at 10:00 a.m. ET today to discuss these results. A webcast of the call, along with an investor presentation summarizing the Company's Non-GAAP results, is expected to be accessible via the following site: http://ir.ngkf.com. A webcast replay of the conference call is expected to be accessible at the same website within 24 hours of the live call and will be available for 365 days following the call. Additionally, call participants may dial in with the following information:
8 “Total equity” in this table is the sum of “redeemable partnership interests,” “noncontrolling interests” and “total stockholders' equity”. “Long-term debt” in this table excludes “Warehouse facilities collateralized by U.S. Government Sponsored Enterprises”. Newmark uses its warehouse lines and repurchase agreements for short-term funding of mortgage loans originated under its GSE and FHA lending programs, and such amounts are generally offset by “Loans held for sale, at fair value” on the balance sheet. Such loans are typically sold within 45 days. Loans made using Newmark’s warehouse lines are recourse to Berkeley Point Capital LLC, but non-recourse to Newmark Group. “Liquidity” excludes marketable securities that have been financed. See the section titled “Liquidity Defined” and the related reconciliation tables later in this document.
9 The numerator in this net debt to Adjusted EBITDA calculation is “Long-term debt” less “Liquidity”.

Live Conference Call Details

Date - Start Time:	2/13/2020 at 10:00 a.m. ET
U.S. Dial In:	1-844-698-0961
International Dial In:	1-647-253-8659
Passcode:	294-9628

Replay

Available From - To:	2/13/2020 1:00 p.m. ET – 2/20/2020 11:59 p.m. ET
U.S. Dial In:	1-800-585-8367
International Dial In:	1-416-621-4642
Passcode:	294-9628

(Note: If clicking on the above links does not open up a new web page, you may need to cut and paste the above URLs into your browser's address bar.)

NEWMARK GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	December 31,	December 31,
	2019	2018
Assets
Current Assets:
Cash and cash equivalents	$163,564	$122,475
Restricted cash	58,308	64,931
Marketable securities	36,795	48,942
Loans held for sale, at fair value	215,290	990,864
Receivables, net	508,379	451,605
Receivables from related parties	—	20,498
Other current assets	91,195	57,739
Total current assets	1,073,531	1,757,054
Goodwill	557,914	515,321
Mortgage servicing rights, net	413,644	411,809
Loans, forgivable loans and other receivables from employees and partners, net	403,710	285,532
Right-of-use assets	201,661	—
Fixed assets, net	98,016	78,805
Other intangible assets, net	45,226	35,769
Other assets	407,835	369,867
Total assets	$3,201,537	$3,454,157

Liabilities and Equity:
Current Liabilities:
Warehouse facilities collateralized by U.S. Government Sponsored Enterprises	$209,648	$972,387
Accrued compensation	343,845	366,506
Accounts payable, accrued expenses and other liabilities	417,007	312,239
Securities loaned	36,735	—
Payables to related parties	38,090	13,507
Total current liabilities	1,045,325	1,664,639

Long-term debt	589,294	537,926
Right-of-use liabilities	227,942	—
Other long-term liabilities	376,834	168,623
Total liabilities	2,239,395	2,371,188

Equity:
Total equity (1)	962,142	1,082,969
Total liabilities and equity	$3,201,537	$3,454,157

 (1) Includes "redeemable partnership interests," "noncontrolling interests" and "total stockholders' equity".

NEWMARK GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
Revenues:	2019	2018	2019	2018
Commissions	$416,728	$426,432	$1,396,035	$1,286,339
Gains from mortgage banking activities/origination, net	49,316	49,500	198,085	182,264
Management services, servicing fees and other	166,320	155,759	624,012	578,976
Total revenues	632,364	631,691	2,218,132	2,047,579

Expenses:
Compensation and employee benefits	354,862	342,876	1,275,988	1,161,985
Equity-based compensation and allocations of net income to limited partnership units and FPUs	148,965	99,085	258,836	224,644
Total compensation and employee benefits	503,827	441,961	1,534,824	1,386,629
Operating, administrative and other	85,918	91,369	361,857	331,758
Fees to related parties	3,990	6,323	25,025	26,162
Depreciation and amortization	32,634	29,146	131,144	97,733
Total non-compensation expenses	122,542	126,838	518,026	455,653
Total operating expenses	626,369	568,799	2,052,850	1,842,282

Other income, net:
Other income, net	(14,313)	28,234	80,954	127,293
Total other income (loss), net	(14,313)	28,234	80,954	127,293

Income (loss) from operations	(8,318)	91,126	246,236	332,590
Interest expense, net	(8,141)	(14,705)	(32,088)	(50,205)
Income (loss) before income taxes and noncontrolling interests	(16,459)	76,421	214,148	282,385

Provision (benefit) for income taxes	(132)	36,862	52,436	90,487
Consolidated net income (loss)	(16,327)	39,559	161,712	191,898

Less: Net income (loss) attributable to noncontrolling interests	(5,362)	21,800	44,407	85,166

Net income (loss) available to common stockholders	$(10,965)	$17,759	$117,305	$106,732

Per share data:
Basic earnings per share
Net income (loss) available to common stockholders (1)	$(14,193)	$14,537	$104,406	$101,641
Basic earnings per share	$(0.08)	$0.09	$0.59	$0.65
Basic weighted-average shares of common stock outstanding	176,741	162,919	177,774	157,256

Fully diluted earnings per share
Net income (loss) for fully diluted shares (1)	$(14,193)	$25,093	$108,160	$105,571
Fully diluted earnings per share	$(0.08)	$0.09	$0.58	$0.64
Fully diluted weighted-average shares of common stock outstanding	176,741	267,626	185,016	163,810

Dividends declared per share of common stock	$0.10	$0.09	$0.40	$0.36
Dividends paid per share of common stock	$0.10	$0.09	$0.39	$0.27

(1) Includes a reduction for dividends on preferred stock or units of $3.2 million and $12.9 million for the three and twelve months ended December 31, 2019, respectively, and $3.2 million and $5.1 million for the three and twelve months ended December 31, 2018, respectively.

NEWMARK GROUP INC.
SUMMARIZED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)
	Twelve Months Ended December 31,
	2019	2018
Net cash provided by (used in) operating activities	$986,760	$(332,367)
Net cash (used in) provided by investing activities	(56,788)	7,742
Net cash (used in) provided by financing activities	(895,506)	338,657
Net increase in cash and cash equivalents and restricted cash	34,466	14,032
Cash and cash equivalents and restricted cash at beginning of period	187,406	173,374
Cash and cash equivalents and restricted cash at end of period	$221,872	$187,406

Net cash provided by operating activities excluding activity from loan originations and sales (1) (2)	$211,186	$295,862

(1) Includes payments for corporate taxes in the amount of $95.1 million and $1.2 million for the twelve months ended December 31, 2019 and 2018, respectively.

(2) Includes payments for new hires and producers in the amount of $157.2 million and $109.6 million for the twelve months ended December 31, 2019 and 2018, respectively.

The Condensed Consolidated Statement of Cash Flows are presented in summarized form. For complete Condensed Consolidated Statement of Cash Flows, please refer to Newmark's Annual Report on Form 10-K for the twelve months ended December 31, 2019, to be filed with the Securities and Exchange Commission in the near future.

Non-GAAP Financial Measures
This document contains non-GAAP financial measures that differ from the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles in the United States ("GAAP"). Non-GAAP financial measures used by the Company include "Adjusted Earnings before noncontrolling interests and taxes", which is used interchangeably with "pre-tax Adjusted Earnings"; "Post-tax Adjusted Earnings to fully diluted shareholders", which is used interchangeably with "post-tax Adjusted Earnings"; "Adjusted EBITDA"; and "Liquidity". The definitions of these terms are below.

Adjusted Earnings Defined
Newmark uses non-GAAP financial measures, including "Adjusted Earnings before noncontrolling interests and taxes" and "Post-tax Adjusted Earnings to fully diluted shareholders", which are supplemental measures of operating results used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. Newmark believes that Adjusted Earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers when managing its business.

As compared with "Income (loss) before income taxes and noncontrolling interests" and "Net income (loss) for fully diluted shares", both prepared in accordance with GAAP, Adjusted Earnings calculations primarily exclude certain non-cash items and other expenses that generally do not involve the receipt or outlay of cash by the Company and/or which do not dilute existing stockholders. In addition, Adjusted Earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary results of Newmark. Adjusted Earnings is calculated by taking the most comparable GAAP measures and making adjustments for certain items with respect to compensation expenses, non-compensation expenses, and other income, as discussed below.

Calculations of Compensation Adjustments for Adjusted Earnings and Adjusted EBITDA

Treatment of Equity-Based Compensation under Adjusted Earnings and Adjusted EBITDA
The Company's Adjusted Earnings and Adjusted EBITDA measures exclude all GAAP charges included in the line item "Equity-based compensation and allocations of net income to limited partnership units and FPUs" (or "equity-based compensation" for purposes of defining the Company's non-GAAP results) as recorded on the Company's GAAP Consolidated Statements of Operations and GAAP Consolidated Statements of Cash Flows. These GAAP equity-based compensation charges reflect the following items:

*
Charges with respect to grants of exchangeability, which reflect the right of holders of limited partnership units with no capital accounts, such as LPUs and PSUs, to exchange these units into shares of common stock, or into partnership units with capital accounts, such as HDUs, as well as cash paid with respect to taxes withheld or expected to be owed by the unit holder upon such exchange. The withholding taxes related to the exchange of certain non-exchangeable units without a capital account into either common shares or units with a capital account may be funded by the redemption of preferred units such as PPSUs.

*
Charges with respect to preferred units. Any preferred units would not be included in the Company's fully diluted share count because they cannot be made exchangeable into shares of common stock and are entitled only to a fixed distribution. Preferred units are granted in connection with the grant of certain limited partnership units that may be granted exchangeability at ratios designed to cover any withholding taxes expected to be paid by the unit holder upon exchange. This is an alternative to the common practice among public companies of issuing the gross amount of shares to employees, subject to cashless withholding of shares, to pay applicable withholding taxes.

*
GAAP equity-based compensation charges with respect to the grant of an offsetting amount of common stock or partnership units with capital accounts in connection with the redemption of non-exchangeable units, including PSUs and LPUs.

*	Charges related to amortization of RSUs and limited partnership units.

*	Charges related to grants of equity awards, including common stock or partnership units with capital accounts

*	Allocations of net income to limited partnership units and FPUs. Such allocations represent the pro-rata portion of post-tax GAAP earnings available to such unit holders.

The amounts of certain quarterly equity-based compensation charges are based upon the Company's estimate of such expected charges during the annual period, as described further below under "Methodology for Calculating Adjusted Earnings Taxes".

Virtually all of Newmark's key executives and producers have equity or partnership stakes in the Company and its subsidiaries and generally receive deferred equity or limited partnership units as part of their compensation. A significant percentage of Newmark's fully diluted shares are owned by its executives, partners and employees. The Company issues limited partnership units as well as other forms of equity-based compensation, including grants of exchangeability into shares of common stock, to provide liquidity to its employees, to align the interests of its employees and management with those of common stockholders, to help motivate and retain key employees, and to encourage a collaborative culture that drives cross-selling and revenue growth.

All share equivalents that are part of the Company's equity-based compensation program, including REUs, PSUs, LPUs, certain HDUs, and other units that may be made exchangeable into common stock, as well as RSUs (which are recorded using the treasury stock method), are included in the fully diluted share count when issued or at the beginning of the subsequent quarter after the date of grant. Generally, limited partnership units other than preferred units are expected to be paid a pro-rata distribution based on Newmark's calculation of Adjusted Earnings per fully diluted share.

Certain Other Compensation-Related Items under Adjusted Earnings and Adjusted EBITDA
Newmark also excludes various other GAAP items that management views as not reflective of the Company's underlying performance for the given period from its calculation of Adjusted Earnings and Adjusted EBITDA. These may include compensation-related items with respect to cost-saving initiatives, such as severance charges incurred in connection with headcount reductions as part of broad restructuring plans.

Calculation of Non-Compensation Adjustments for Adjusted Earnings and Adjusted EBITDA
Newmark's calculation of pre-tax Adjusted Earnings excludes non-cash GAAP charges related to the following:

*	Amortization of intangibles with respect to acquisitions.

*	Gains attributable to originated mortgage servicing rights (which Newmark refers to as "OMSRs").

*
Amortization of mortgage servicing rights (which Newmark refers to as "MSRs"). Under GAAP, the Company recognizes OMSRs gains equal to the fair value of servicing rights retained on mortgage loans originated and sold. Subsequent to the initial recognition at fair value, MSRs are carried at the lower of amortized cost or fair value and amortized in proportion to the net servicing revenue expected to be earned. However, it is expected that any cash received with respect to these servicing rights, net of associated expenses, will increase Adjusted Earnings and Adjusted EBITDA in future periods.

*
Various other GAAP items that management views as not reflective of the Company's underlying performance for the given period, including non-compensation-related charges incurred as part of broad restructuring plans. Such GAAP items may include charges for exiting leases and/or other long-term contracts as part of cost-saving initiatives, as well as non-cash impairment charges related to assets, goodwill and/or intangibles created from acquisitions.

Calculation of Other (income) losses for Adjusted Earnings
Adjusted Earnings calculations also exclude certain other non-cash, non-dilutive, and/or non-economic items, which may, in some periods, include:

*	Unusual, one-time, non-ordinary or non-recurring gains or losses;

*	Non-cash GAAP asset impairment charges;

*
The impact of any unrealized non-cash mark-to-market gains or losses on "Other income (loss)" related to the variable share forward agreements with respect to Newmark's expected receipt of the Nasdaq payments in 2020, 2021, and 2022 and the recently settled 2019 Nasdaq payment (the "Nasdaq Forwards"); and/or

*	Mark-to-market adjustments for non-marketable investments;

*	Certain other non-cash, non-dilutive, and/or non-economic items.

Methodology for Calculating Adjusted Earnings Taxes
Although Adjusted Earnings are calculated on a pre-tax basis, Newmark also reports post-tax Adjusted Earnings to fully diluted shareholders. The Company defines post-tax Adjusted Earnings to fully diluted shareholders as pre-tax Adjusted Earnings reduced by the non-GAAP tax provision described below and net income (loss) attributable to noncontrolling interest for Adjusted Earnings.

The Company calculates its tax provision for post-tax Adjusted Earnings using an annual estimate similar to how it accounts for its income tax provision under GAAP. To calculate the quarterly tax provision under GAAP, Newmark estimates its full fiscal year GAAP income (loss) before noncontrolling interests and taxes and the expected inclusions and deductions for income tax purposes, including expected equity-based compensation during the annual period. The resulting annualized tax rate is applied to Newmark's quarterly GAAP income (loss) before income taxes and noncontrolling interests. At the end of the annual period, the Company updates its estimate to reflect the actual tax amounts owed for the period.

To determine the non-GAAP tax provision, Newmark first adjusts pre-tax Adjusted Earnings by recognizing any, and only, amounts for which a tax deduction applies under applicable law. The amounts include charges with respect to equity-based compensation; certain charges related to employee loan forgiveness; certain net operating loss carryforwards when taken for statutory purposes; and certain charges related to tax goodwill amortization. These adjustments may also reflect timing and measurement differences, including treatment of employee loans; changes in the value of units between the dates of grants of exchangeability and the date of actual unit exchange; variations in the value of certain deferred tax assets; and liabilities and the different timing of permitted deductions for tax under GAAP and statutory tax requirements.

After application of these adjustments, the result is the Company's taxable income for its pre-tax Adjusted Earnings, to which Newmark then applies the statutory tax rates to determine its non-GAAP tax provision.

Newmark views the effective tax rate on pre-tax Adjusted Earnings as equal to the amount of its non-GAAP tax provision divided by the amount of pre-tax Adjusted Earnings.

Generally, the most significant factor affecting this non-GAAP tax provision is the amount of charges relating to equity-based compensation. Because the charges relating to equity-based compensation are deductible in accordance with applicable tax laws, increases in such charges have the effect of lowering the Company's non-GAAP effective tax rate and thereby increasing its post-tax Adjusted Earnings.

Newmark incurs income tax expenses based on the location, legal structure and jurisdictional taxing authorities of each of its subsidiaries. Certain of the Company's entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax ("UBT") in New York City. Any U.S. federal and state income tax liability or benefit related to the partnership income or loss, with the exception of UBT, rests with the unit holders rather than with the partnership entity. The Company's consolidated financial statements include U.S. federal, state and local income taxes on the Company's allocable share of the U.S. results of operations. Outside of the U.S., Newmark is expected to operate principally through subsidiary corporations subject to local income taxes. For these reasons, taxes for Adjusted Earnings are expected to be presented to show the tax provision the consolidated Company would expect to pay if 100% of earnings were taxed at global corporate rates.

Calculations of Pre- and Post-Tax Adjusted Earnings per Share
Newmark's pre- and post-tax Adjusted Earnings per share calculations assume either that:

*	The fully diluted share count includes the shares related to any dilutive instruments, but excludes the associated expense, net of tax, when the impact would be dilutive; or

*	The fully diluted share count excludes the shares related to these instruments, but includes the associated expense, net of tax.

The share count for Adjusted Earnings excludes certain shares and share equivalents expected to be issued in future periods but not yet eligible to receive dividends and/or distributions. Each quarter, the dividend payable to Newmark's stockholders, if any, is expected to be determined by the Company's Board of Directors with reference to a number of factors, including post-tax Adjusted Earnings per share. Newmark may also pay a pro-rata distribution of net income to limited partnership units, as well as to Cantor for its noncontrolling interest. The amount of this net income, and therefore of these payments per unit, would be determined using the above definition of Adjusted Earnings per share on a pre-tax basis.

The declaration, payment, timing and amount of any future dividends payable by the Company will be at the discretion of its Board of Directors using the fully diluted share count. In addition, the non-cash preferred dividends are excluded from Adjusted Earnings per share as Newmark expects to redeem the related exchangeable preferred limited partnership units ("EPUs") with Nasdaq shares. For more information on any share count adjustments, see the table titled "Fully Diluted Weighted-Average Share Count for GAAP and Adjusted Earnings".

Management Rationale for Using Adjusted Earnings
Newmark's calculation of Adjusted Earnings excludes the items discussed above because they are either non-cash in nature, because the anticipated benefits from the expenditures are not expected to be fully realized until future periods, or because the Company views results excluding these items as a better reflection of the underlying performance of Newmark's ongoing operations. Management uses Adjusted Earnings in part to help it evaluate, among other things, the overall performance of the Company's business, to make decisions with respect to the Company's operations, and to determine the amount of dividends payable to common stockholders and distributions payable to holders of limited partnership units. Dividends payable to common stockholders and distributions payable to holders of limited partnership units are included within "Distributions to stockholders" and "Earnings distributions to limited partnership interests and noncontrolling interests," respectively, in our unaudited, condensed, consolidated statements of cash flows.

The term "Adjusted Earnings" should not be considered in isolation or as an alternative to GAAP net income (loss). The Company views Adjusted Earnings as a metric that is not indicative of liquidity, or the cash available to fund its operations, but rather as a performance measure. Pre- and post-tax Adjusted Earnings, as well as related measures, are not intended to replace the Company's presentation of its GAAP financial results. However, management believes that these measures help provide investors with a clearer understanding of Newmark's financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company's financial condition and results of operations. Management believes that the GAAP and Adjusted Earnings measures of financial performance should be considered together.

For more information regarding Adjusted Earnings, see the sections of this document and/or the Company's most recent financial results press release titled "Reconciliation of GAAP Income to Adjusted Earnings and GAAP Fully Diluted EPS to Post-tax Adjusted EPS", including the related footnotes, for details about how Newmark's non-GAAP results are reconciled to those under GAAP.

Adjusted EBITDA Defined
Newmark also provides an additional non-GAAP financial performance measure, "Adjusted EBITDA", which it defines as GAAP "Net income (loss) available to common stockholders", adjusted to add back the following items:

*	Net income (loss) attributable to noncontrolling interest;

*	Provision (benefit) for income taxes;

*	OMSR revenue;

*	MSR amortization;

*	Other depreciation and amortization;

*	Equity-based compensation and allocations of net income to limited partnership units and FPUs;

*
Various other GAAP items that management views as not reflective of the Company’s underlying performance for the given period, including non-compensation-related charges incurred as part of broad restructuring plans. Such GAAP items may include charges for exiting leases and/or other long-term contracts as part of cost-saving initiatives, as well as non-cash impairment charges related to assets, goodwill and/or intangibles created from acquisitions;

*
Other non-cash, non-dilutive, and/or non-economic items, which may, in certain periods, include the impact of any unrealized non-cash mark-to-market gains or losses on "other income (loss)" related to the variable share forward agreements with respect to Newmark's expected receipt of the Nasdaq payments in 2020, 2021, and 2022 and the recently settled 2019 Nasdaq payment (the "Nasdaq Forwards"), as well as mark-to-market adjustments for non-marketable investments; and

*	Interest expense.

Newmark’s calculation of Adjusted EBITDA excludes certain items discussed above because they are either non-cash in nature, because the anticipated benefits from the expenditures are not expected to be fully realized until future periods, or because the Company views excluding these items as a better reflection of the underlying performance Newmark’s ongoing operations. The Company's management believes that its Adjusted EBITDA measure is useful in evaluating Newmark's operating performance, because the calculation of this measure generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company's management uses this measure to evaluate operating performance and for other discretionary purposes. Newmark believes that Adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company's financial results and operations.

Since Newmark's Adjusted EBITDA is not a recognized measurement under GAAP, investors should use this measure in addition to GAAP measures of net income when analyzing Newmark's operating performance. Because not all companies use identical EBITDA calculations, the Company's presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow or GAAP cash flow from operations because the Company's Adjusted EBITDA does not consider certain cash requirements, such as tax and debt service payments.

For more information regarding Adjusted EBITDA, see the section of this document and/or the Company's most recent financial results press release titled "Reconciliation of GAAP Income to Adjusted EBITDA", including the related footnotes, for details about how Newmark's non-GAAP results are reconciled to those under GAAP EPS.

Timing of Outlook for Certain GAAP and Non-GAAP Items
Newmark anticipates providing forward-looking guidance for GAAP revenues and for certain non-GAAP measures from time to time. However, the Company does not anticipate providing an outlook for other GAAP results. This is because certain GAAP items, which are excluded from Adjusted Earnings and/or Adjusted EBITDA, are difficult to forecast with precision before the end of each period. The Company therefore believes that it is not possible for it to have the required information necessary to forecast GAAP results or to quantitatively reconcile GAAP forecasts to non-GAAP forecasts with sufficient precision without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The relevant items that are difficult to predict on a quarterly and/or annual basis with precision and may materially impact the Company's GAAP results include, but are not limited, to the following:

*	Certain equity-based compensation charges that may be determined at the discretion of management throughout and up to the period-end;

*	Unusual, one-time, non-ordinary, or non-recurring items;

*
The impact of gains or losses on certain marketable securities, as well as any gains or losses related to associated mark-to- market movements and/or hedging including with respect to the Nasdaq Forwards. These items are calculated using period-end closing prices;

*	Non-cash asset impairment charges, which are calculated and analyzed based on the period-end values of the underlying assets. These amounts may not be known until after period-end;

*	Acquisitions, dispositions and/or resolutions of litigation, which are fluid and unpredictable in nature.

Liquidity Defined
Newmark may also use a non-GAAP measure called "liquidity". The Company considers liquidity to be comprised of the sum of cash and cash equivalents, marketable securities, and reverse repurchase agreements (if any), less securities lent out in securities loaned transactions and repurchase agreements.

The Company considers liquidity to be an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice.

For more information regarding liquidity, see the section of this document and/or the Company's most recent financial results press release titled "Liquidity Analysis", including any related footnotes, for details about how Newmark's non-GAAP results are reconciled to those under GAAP.

NEWMARK GROUP, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS TO ADJUSTED EARNINGS
BEFORE NONCONTROLLING INTERESTS AND TAXES AND GAAP FULLY DILUTED EPS TO POST-TAX ADJUSTED EPS (1)
(in thousands, except per share data)
(unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
GAAP net income (loss) available to common stockholders	$(10,965)	$17,759	$117,305	$106,732
Provision (benefit) for income taxes (2)	(132)	36,862	52,436	90,487
Net income (loss) attributable to noncontrolling interests (3)	(5,362)	21,800	44,407	85,166
GAAP income (loss) before income taxes and noncontrolling interests	$(16,459)	$76,421	$214,148	$282,385

Pre-tax adjustments:
Compensation adjustments:
Equity-based compensation and allocations of net income to limited partnership units and FPUs (4)	148,965	99,083	258,836	224,643
Other compensation adjustments (5)	4,696	—	4,696	—
Total Compensation adjustments	153,661	99,083	263,532	224,643

Non-Compensation adjustments:
Amortization of intangibles (6)	1,526	1,621	6,920	5,629
MSR amortization (7)	22,128	23,862	101,530	78,423
OMSR revenue (7)	(30,592)	(28,725)	(109,248)	(103,202)
Other non-compensation adjustments (8)	8,601	—	8,601	—
Total Non-Compensation adjustments	1,663	(3,242)	7,803	(19,150)

Other (income) loss net
Other non-cash, non-dilutive, and/or non-economic items (9)	22,585	(23,618)	26,367	(28,844)
Total Other (income) loss	22,585	(23,618)	26,367	(28,844)

Total pre-tax adjustments	177,909	72,223	297,702	176,649

Adjusted Earnings before noncontrolling interests and taxes	$161,450	$148,644	$511,850	$459,034

GAAP Net income (loss) available to common stockholders	$(10,965)	$17,759	$117,305	$106,732
Allocations of net income to noncontrolling interests (10)	(5,740)	21,542	43,240	83,446
Total pre-tax adjustments (from above)	177,909	72,223	297,702	176,649
Income tax adjustment to reflect adjusted earnings taxes (2)	(22,558)	9,920	(23,320)	22,387

Post-tax Adjusted Earnings to fully diluted shareholders	$138,646	$121,444	$434,927	$389,214
Per Share Data:
GAAP fully diluted earnings per share	$(0.08)	$0.09	$0.58	$0.64

Allocation of net income (loss) to noncontrolling interests	0.00	0.01	0.00	0.01
Exchangeable preferred limited partnership units non-cash preferred dividends	0.01	0.01	0.05	0.02
Total pre-tax adjustments (from above)	0.67	0.27	1.11	0.68
Income tax adjustment to reflect adjusted earnings taxes	(0.09)	0.04	(0.09)	0.08
Other	0.01	0.03	(0.03)	0.07

Post-tax adjusted earnings per share (11)	$0.52	$0.45	$1.62	$1.50
Pre-tax adjusted earnings per share (11)	$0.61	$0.56	$1.90	$1.77
Fully diluted weighted-average shares of common stock outstanding	264,548	267,626	268,860	258,997
See the following page for notes to the above table.

(1) "Non-recurring (gains) losses" were previously a separate line item, and now been reclassified to "Other non-cash, non-dilutive, and non-economic items". For the three months ended December 31, 2019, these expenses included contingent consideration and other expenses of $0.3 million. For the twelve months ended December 31, 2019 and 2018, these expenses included contingent consideration and other expenses of $2.0 million and $1.1 million, respectively.

(2) Newmark's GAAP provision (benefit) for income taxes is calculated based on an annualized methodology. Newmark includes additional tax-deductible items when calculating the provision (benefit) for taxes with respect to Adjusted Earnings using an annualized methodology. These include tax-deductions related to equity-based compensation, and certain net-operating loss carryforwards. The adjustment in the tax provision to reflect Adjusted Earnings is shown below (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
GAAP provision for income taxes	$(0.1)	$36.9	$52.4	$90.5
Income tax adjustment to reflect Adjusted Earnings	22.6	(9.9)	23.3	(22.4)
Provision for income taxes for Adjusted Earnings	$22.5	$27.0	$75.7	$68.1

(3) Primarily represents Cantor and/or BGC's pro-rata portion of Newmark's net income and the noncontrolling portion of Newmark's net income in subsidiaries which are not wholly owned.
(4) The components of equity-based compensation and allocations of net income to limited partnership units and FPUs(A) are as follows (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Issuance of common stock and exchangeability expenses	$142.0	$85.0	$181.7	$179.3
Allocations of net income	—	13.9	50.4	51.5
Equity-based amortization	7.0	0.2	26.7	(6.2)
Equity-based compensation and allocations of net income to limited partnership units and FPUs	$149.0	$99.1	$258.8	$224.6
(A)Reclassifications have been made to previously reported amounts to conform the new presentation.

 (5) Includes compensation expenses related to severance as a result of the restructuring of $4.7 million for the three and twelve months ended December 31, 2019.

(6) Includes Non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions.
(7) Adjusted Earnings calculations exclude non-cash GAAP gains attributable to originated mortgage servicing rights (which Newmark refers to as "OMSRs") and non-cash GAAP amortization of mortgage servicing rights (which Newmark refers to as "MSRs"). Under GAAP, Newmark recognizes OMSRs gains equal to the fair value of servicing rights retained on mortgage loans originated and sold. Subsequent to the initial recognition at fair value, MSRs are carried at the lower of amortized cost or fair value and amortized in proportion to the net servicing revenue expected to be earned. However, it is expected that any cash received with respect to these servicing rights, net of associated expenses, will increase Adjusted Earnings in future periods.
(8) Includes non-compensation expenses related to asset impairment as a result of the restructuring of $5.0 million and a legal settlement of $3.0 million for the three and twelve months ended December 31, 2019.
(9) The components of other non-cash, non-dilutive, and/or non-economic items are as follows (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Unrealized mark-to-market (gains)/losses for the Nasdaq forward and other Nasdaq adjustments, net	$14.0	$(12.7)	$36.3	$(19.0)
Mark-to-market (gains)/losses on non-marketable investments, net	8.3	(17.9)	(12.1)	(17.90)
Contingent consideration and other expenses	0.3	6.9	2.2	8.1
	$22.6	$(23.7)	$26.4	$(28.8)

(10) Excludes the noncontrolling portion of Newmark's net income in subsidiaries which are not wholly-owned.
(11) For the three and twelve months ended December 31, 2019, earnings per share calculations under GAAP included reductions for EPUs of $3.2 million and $12.9 million, respectively. For the three and twelve months ended December 31, 2018, earnings per share calculations under GAAP included reductions for EPUs of $3.2 million and $5.1 million, respectively. For Adjusted Earnings these non-cash preferred dividends are excluded as Newmark expects to redeem these EPUs with Nasdaq shares.

NEWMARK GROUP, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED EBITDA (1)
(in thousands)
(unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
GAAP Net income (loss) available to common stockholders	$(10,965)	$17,759	$117,305	$106,732
Add back:
Net income (loss) attributable to noncontrolling interests (2)	(5,362)	21,800	44,407	85,166
Provision (benefit) for income taxes	(132)	36,862	52,436	90,487
OMSR revenue (3)	(30,592)	(28,725)	(109,248)	(103,202)
MSR amortization (4)	22,128	23,862	101,530	78,424
Other depreciation and amortization (5)	10,507	5,286	29,614	19,311
Equity-based compensation and allocations of net income to limited partnership units and FPUs (6)	148,965	99,083	258,836	224,641
Other adjustments (7)	4,696	—	4,696	—
Other non-cash, non-dilutive, non-economic items (1) (8)	22,585	(30,572)	26,367	(35,968)
Interest expense	10,070	16,808	39,902	58,807
Adjusted EBITDA	$171,900	$162,163	$565,845	$524,398

(1) "Non-Recurring (Gains) Losses" were previously a separate line item, and now been reclassified to "Other non-cash, non-dilutive, and/or non-economic items". For the three months ended December 31, 2019, these expenses included contingent consideration and other expenses of $0.3 million. For the twelve months ended December 31, 2019 and 2018, these expenses included contingent consideration and other expenses of $2.0 million and $1.1 million, respectively.

(2) Primarily represents Cantor and/or BGC's pro-rata portion of Newmark's net income and the noncontrolling portion of Newmark's net income in subsidiaries which are not wholly owned.

(3) Non-cash gains attributable to originated mortgage servicing rights.

(4) Non-cash amortization of mortgage servicing rights in proportion to the net servicing revenue expected to be earned.

(5) Includes fixed asset depreciation of $9.0 million and $3.7 million for the three months ended December 31, 2019 and 2018, respectively, and $22.7 million and $13.7 million for the twelve months ended December 31, 2019 and 2018, respectively. Also includes intangible asset amortization and impairments related to acquisitions of $1.5 million and $1.6 million for the three months ended December 31, 2019 and 2018, respectively, and $6.9 million and $5.6 million for the twelve months ended December 31, 2019 and 2018, respectively. Included in fixed asset depreciation is an asset impairment as a result of the restructuring of $5.0 million for the three and twelve months ended December 31, 2019.

(6) Please refer to Footnote 4 under "Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted Earnings before Noncontrolling Interest and Taxes and GAAP Fully Diluted EPS to Post-tax Adjusted EPS" for additional information about the components of "Equity-based compensation and allocations of net income to limited partnership units and FPUs".

(7) Represents $4.7 million in compensation expenses related to severance as a result of the restructuring plan for the three and twelve months ended December 31, 2019.

(8) Please refer to Footnote 9 under "Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interest and Taxes and GAAP Fully Diluted EPS to Post-tax Adjusted EPS" for additional information about the components of "Other non-cash, non-dilutive, and non-economic items".

NEWMARK GROUP, INC.
FULLY DILUTED WEIGHTED-AVERAGE SHARE COUNT
FOR GAAP AND ADJUSTED EARNINGS
(in thousands)
(unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Common stock outstanding	176,741	162,919	177,774	157,256
Limited partnership units	—	74,672	—	—
Cantor units	—	23,483	—	—
Founding partner units	—	5,804	5,583	5,717
RSUs	—	126	1,290	187
Other	—	622	369	650

Fully diluted weighted-average share count for GAAP	176,741	267,626	185,016	163,810

Adjusted Earnings Adjustments:
Limited partnership units	57,871	—	60,772	71,566
Cantor units	22,748	—	23,072	23,621
Founding partner units	5,354	—	—	—
RSUs	1,555	—	—	—
Other	279	—	—	—
Fully diluted weighted-average share count for Adjusted Earnings	264,548	267,626	268,860	258,997

NEWMARK GROUP, INC.
LIQUIDITY ANALYSIS
(in thousands)
(unaudited)
	December 31,	December 31,
	2019	2018
Cash and cash equivalents	$163,564	$122,475
Marketable securities (1)	60	48,942
Total	$163,624	$171,417

(1) As of December 31, 2019 and December 31, 2018, $36.7 million and $0 of Marketable securities on our balance sheet were lent out in Securities Loaned transactions and therefore are not included as part of our Liquidity Analysis, respectively.

Other Useful Information
Unless otherwise stated, all results discussed in this document compare fourth quarter or full year 2019 with the relevant year-earlier periods. Certain reclassifications may have been made to previously reported amounts to conform to the current presentation and to show results on a consistent basis across periods. Any such changes would have had no impact on consolidated revenues or earnings under GAAP or for Adjusted Earnings, all else being equal. Certain numbers in the tables throughout this document may not sum due to rounding. Rounding may have also impacted the presentation of certain year-on-year percentage changes. On November 30, 2018, BGC Partners, Inc. (NASDAQ: BGCP) ("BGC Partners" or "BGC") completed the distribution of all of the shares of Newmark held by BGC to stockholders of BGC. BGC distributed these Newmark shares through a special pro rata stock dividend (the "Spin-Off" or the "Distribution"). For all periods prior to the Spin-Off, BGC was the largest and controlling shareholder of Newmark. As a result, BGC consolidated the results of Newmark and reported them as its Real Estate Services segment. These segment results may differ from those of Newmark as a stand-alone company.

On January 1, 2019, Newmark adopted ASC 842 Leases ("ASC 842"), which provides guidance on the accounting and disclosure for accounting for leases. Newmark has elected the optional transition method, and pursuant to this transition method, financial information will not be updated and the disclosures required under the new standard will not be provided for dates and periods prior to January 1, 2019. Newmark has elected the package of "practical expedients," which permits Newmark not to reassess under the new standard its prior conclusions about lease identification, lease classification and initial direct costs. Newmark has elected the short-term lease recognition exemption for all leases that qualify, and has elected the practical expedient to not separate lease and non-lease components for all leases other than real estate leases. The adoption of ASC 842 on January 1, 2019 resulted in the recognition of Right of Use ("ROU") assets of approximately $178.8 million and ROU liabilities of approximately $226.7 million, with no effect on beginning retained earnings. The adoption of the new guidance did not have a significant impact on Newmark's unaudited condensed consolidated statements of operations, unaudited condensed consolidated statements of changes in equity and unaudited condensed consolidated statements of cash flows.

About Newmark Group, Inc.
Newmark Group, Inc. ("Newmark Group") is a publicly traded company that, through subsidiaries, operates as a full-service commercial real estate services business with a complete suite of services and products for both owners and occupiers across the entire commercial real estate industry. Under the Newmark Knight Frank name, the investor/owner services and products of Newmark Group's subsidiaries include capital markets (comprised of investment sales and mortgage brokerage), agency leasing, property management, valuation and advisory, diligence and underwriting. Newmark Group's subsidiaries also offer government sponsored enterprise lending, loan servicing, debt and structured finance, and loan sales. Newmark Group's occupier services and products include tenant representation, global corporate services, real estate management technology systems, workplace and occupancy strategy, consulting, project management, lease administration and facilities management. Newmark Group enhances these services and products through innovative real estate technology solutions and data analytics designed to enable its clients to increase their efficiency and profits by optimizing their real estate portfolio.

Newmark Group has relationships with many of the world's largest commercial property owners, real estate developers and investors, as well as Fortune 500 and Forbes Global 2000 companies. Newmark Group's Class A common stock trades on the NASDAQ Global Select Market under the ticker symbol "NMRK". Newmark is a trademark/service mark and/or registered trademark/service mark of Newmark Group and/or its affiliates. Knight Frank is a service mark of Knight Frank (Nominees) Limited. Find out more about Newmark at, https://twitter.com/newmarkkf, https://www.linkedin.com/company/newmark-knight-frank/, and/or http://ir.ngkf.com/investors/investors-home/default.aspx.

Discussion of Forward-Looking Statements about Newmark
Statements in this document regarding Newmark that are not historical facts are "forward-looking statements" that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. Except as required by law, Newmark undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Newmark's Securities and Exchange Commission filings, including, but not limited to, the risk factors and Special Note on Forward-Looking Information set forth in these filings and any updates to such risk factors and Special Note on Forward-Looking Information contained in subsequent reports on Form 10-K, Form 10-Q or Form 8-K.

Media Contact:
Karen Laureano-Rikardsen
+1 212-829-4975

Investor Contact:
Jason Harbes, CFA or Jason McGruder
+1 212-829-7124